Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-187974 on Form S-8 of Medifast, Inc. of our reports dated March 15, 2016, relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in this Annual Report on Form 10-K of Medifast, Inc. for the year ended December 31, 2015.

/s/ RSM US LLP

Baltimore, Maryland

March 15, 2016